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                                IMAX CORPORATION

                                  Exhibit 99.1




[IMAX LOGO]




IMAX CORPORATION

2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com


                IMAX SETTLES LITIGATION WITH FORMER OWNERS OF UCI

Toronto, Canada, December 13, 2004 - IMAX Corporation (Nasdaq:IMAX; TSX:IMX) announced today that it had settled a previously-disclosed litigation with the former owners of United Cinemas International Multiplex B.V. (UCI), an operator of multiplex theatres based in the United Kingdom. The majority of UCI's theatrical exhibition operations, and related entities, were recently sold to a private equity firm in the U.K. The specific terms of the settlement were not disclosed other than that the Company will receive cash payments in the fourth quarter of 2004 and first quarter of 2005.

"We are extremely pleased with this settlement agreement," said IMAX's Co-Chairmen and Co-Chief Executive Officers Richard L. Gelfond and Bradley J. Wechsler. "The cash that we will receive increases our financial flexibility and will help us to continue to execute on our strategic plan of growing the number of IMAX(R) theatres around the world and making IMAX venues the place to see Hollywood's biggest event films."

Added Messrs. Gelfond and Wechsler, "Because of this settlement, the success of The Polar Express: An IMAX 3D Experience, and other factors, we now expect to exceed our previous earnings guidance of $0.23 of net income per share ($0.25 prior to refinancing costs) for 2004."

ABOUT IMAX CORPORATION

Founded in 1967, IMAX Corporation is one of the world's leading entertainment technology companies. IMAX's businesses include the creation and delivery of the world's best cinematic presentations using proprietary IMAX and IMAX 3D technology, and the development of the highest quality digital production and presentation. IMAX has developed revolutionary technology called IMAX DMR (Digital Re-mastering) that makes it possible for virtually any 35mm film to be transformed into the unparalleled image and sound quality of The IMAX Experience(R). The IMAX brand is recognized throughout the world for extraordinary and immersive family entertainment experiences. As of September 30, 2004, there were more than 235 IMAX theatres operating in 35 countries.


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IMAX(R), IMAX DMR(R) and The IMAX Experience(R) are trademarks of IMAX
Corporation. More information can be found at www.imax.com.

This press release contains forward looking statements that are based on management assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, the performance of films, the viability of new businesses and products, and fluctuations in foreign currency and in the large format and general commercial exhibition market. These factors and other risks and uncertainties are discussed in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2003 and in the subsequent reports filed by the Company with the Securities and Exchange Commission.

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For additional information please contact:


MEDIA:                                              ANALYSTS:
IMAX Corporation, New York                          IMAX Corporation, New York
Romi Schutzer                                       Cheryl Cramer
212-821-0144                                        212-821-0121
rschutzer@imax.com                                  ccramer@imax.com

BUSINESS MEDIA:
Sloane & Company, New York
Whit Clay
212-446-1864
wclay@sloanepr.com